	Computershare Trust Company, Inc. 2 North LaSalle Street Chicago IL 60602 Within the US, Canada & Puerto Rico XXX XXX XXXX Outside the US, Canada & Puerto Rico XXX XXX XXXX	+
MR A SAMPLE	www.computershare.com
DESIGNATION (IF ANY)
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ADD 5 ADD 6	Holder Account Number C 1234567890 J N T

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example.

Please refer to the plan prospectus or brochure before enrolling. (If you do not want to enroll in the plan and you want to receive all your dividends in cash you do not need to complete this form.)

Check one box only. If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed. If the plan permits, you may make optional cash investments at any time under each of the participation options below.

☐	Full Dividend Reinvestment
Please mark this box if you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, including shares purchased with optional cash investments.

☐	All Dividends Paid in Cash (No Dividend Reinvestment)
Please mark this box if you wish to receive dividend payments in cash on all stock now held or any future holdings, including shares purchased with optional cash investments.

☐

Partial Dividends Paid in Cash

Please mark this box and specify the number of whole shares on which you wish to receive dividend payments in cash. The dividends on all remaining shares or any future holdings, including shares purchased with optional cash investments, will be reinvested.

Number of shares

By participating in the plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the plan. I have read and fully understand the terms and conditions of the prospectus or brochure. I further agree that my participation in the plan will continue until I notify Computershare Trust Company, Inc. in writing that I desire to terminate my participation in the plan. Upon providing such notification, I acknowledge that my withdrawal from the plan will be subject to the terms and conditions of the prospectus or brochure that governs the plan.

Enrollment forms will be processed within 5 business days of receipt. Confirmation of enrollment will not be mailed; however, a transaction statement will be mailed once there is activity in your account. If you would like to confirm your enrollment in the plan, please call us at the above referenced telephone number.

To be valid, this form must be signed by all registered shareholders. If you do not sign and return this form, you will continue to receive dividend payments in cash.

Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.	Date (mm/dd/yyyy)

Daytime Telephone Number	Please return completed form to:	Computershare P.O. Box 3309 Chicago IL 60690-3309

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001CD40001	00MCQA-CHI	Please see important PRIVACY NOTICE on reverse side of statement